Exhibit 99.1

For Immediate Release

Contact:	Glenn P. Muir Executive Vice President & CFO Hologic, Inc. (781) 999-7300	Frances Crecco Director, Investor Relations Hologic, Inc. (781) 999-7377

HOLOGIC TO ACQUIRE BIOLUCENT, INC.

Proprietary MammoPad Breast Cushion for Improved Comfort and Image

BEDFORD, MA, (June 21, 2007) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of diagnostic imaging and state-of-the-art digital imaging systems directed towards women’s health, today announced it has entered into a definitive agreement to acquire BioLucent, Inc. and its MammoPad breast cushion business. Concurrently with the closing of the transaction, Biolucent will spin-off its brachytherapy business into a newly created company, which will remain an independent company.

The purchase price for the transaction will be $70 million (subject to reduction in certain circumstances), plus a two-year earn out. The closing consideration will consist of $5 million in cash and an additional $65 million payable, at the election of Hologic, in cash, shares of Hologic Common Stock or a combination thereof. The earn-out, if earned, will be payable in two annual cash installments not to exceed $15 million in the aggregate based upon BioLucent achieving certain revenue targets. This transaction is expected to close by the end of the third calendar quarter, after completion of a California fairness hearing, and will be subject to customary closing conditions, including BioLucent stockholder approval.

BioLucent, Inc., is a privately held medical device company located in Aliso Viejo, California. The company has designed, manufactures and markets the MammoPad breast cushion, a radiolucent foam cushion that covers the cold, hard surfaces of all commercially available mammography equipment. BioLucent’s patented MammoPad is designed to reduce the discomfort that inhibits many women from getting regular mammography screenings. MammoPad is offered as standard of care in nearly 20% of mammography facilities nationwide and has been used by more than 10 million women. The Company achieved revenues of approximately $17 million in calendar 2006, a 42% increase over its prior year.

“Expanding our market share in women’s health is a key element in the growth of our company,” said Jack Cumming, Chairman and Chief Executive Officer. “The acquisition of this technology is consistent with the company’s strategy of looking to the future and building upon our established technology roadmap. We believe this acquisition provides us additional technical capabilities and customer relationships to further solidify our position of strength in the growing mammography market.”

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment, and mini C-arm and extremity MRI imaging for orthopedic applications. For more information visit www.hologic.com.

About BioLucent

BioLucent is a women’s health company dedicated to the early detection of breast cancer. The company’s MammoPad breast cushion reduces mammography discomfort while also ensuring high-quality images. For more information visit www.biolucent.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the timing of completion of the acquisition and the anticipated benefits of the acquisition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Risks and uncertainties that may affect Hologic’s ability to consummate the acquisition of BioLucent or that may cause actual contributions of an acquisition to vary materially from Hologic’s expectations, include, among others: the shareholders of BioLucent may not approve the acquisition; the parties may be unable to obtain California clearances required for the acquisition, or required clearances may delay the acquisition or result in the imposition of conditions that could have a material adverse effect on the combined companies or cause the parties to abandon the acquisition; Hologic may be unable to complete the acquisition or completing the acquisition may be more costly than expected because, among other reasons, conditions to the closing of the acquisition may not be satisfied; problems may arise with the ability of Hologic to successfully integrate the businesses of BioLucent, which may result in the combined company not operating as effectively and efficiently as expected; Hologic may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Hologic’s expectations; and the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. Other factors that could adversely affect Hologic’s business and prospects are described in Hologic’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.